NEWS RELEASE Financial: Richard J. Gonzalez, CFO-BSC Phone: (985) 652-4900 Fax: (985) 652-0485 E-Mail Address: fna@bayousteel.com Web Page: http://www.bayousteel.com PO Box 5000, LaPlace LA 70069-1156

BAYOU STEEL CORPORATION

FOR IMMEDIATE RELEASE

BAYOU STEEL CORPORATION'S BOARD OF DIRECTORS
REJECTS UNSOLICITED OFFER FROM
BAYOU STEEL PROPERTIES LIMITED

LaPlace, Louisiana (March 16, 2004) – Bayou Steel Corporation today announced that its Board of Directors has rejected an unsolicited tender offer from Bayou Steel Properties Limited, a corporation unrelated to the Company, after a thorough review and consultation with its legal advisers. On March 10, 2004, Bayou Steel Properties Limited launched a tender offer for all outstanding shares of the Company’s common stock at a price of $2.50 per share.

The Board of Directors stated as reasons for its determination that Bayou Steel Properties Limited’s offer is a financially inadequate proposal that is not in the best interests of the Company or its shareholders.

The Board said in its response that:

•	Recent reported quotations for the Company’s common stock in the range of $17 per share and $22 per share are substantially in excess of the $2.50 per share offered by Bayou Steel Properties Limited.

•	Recent reported quotations for the Company’s debt securities support a common stock value significantly in excess of the $2.50 per share offered by Bayou Steel Properties Limited. Prior to their cancellation as part of the Company’s emergence from bankruptcy on February 18, 2004, the Company’s 9.5% First Mortgage Notes due 2008, $120,000,000 aggregate principal amount outstanding, were quoted in the range of 52% to 55% of principal amount. Pursuant to the Company’s bankruptcy plan, holders of the 9.5% First Mortgage Notes due 2008 received in the aggregate $30,000,000 principal amount of the Company’s 9.5% First Mortgage Notes due 2011 and 2,000,000 shares of common stock, which represent all of the currently issued and outstanding common stock. Following the Company’s emergence from bankruptcy, the Company’s 9.5% First Mortgage Notes due 2011 have been quoted in the range of 98.5% to 100.5% of principal amount.

•	The Company’s projected operating profit and projected income before income tax support a common stock value significantly in excess of the $2.50 per share offered by Bayou Steel Properties Limited. Included as part of the Company’s First Amended Disclosure Statement for its Bankruptcy Plan, dated December 22, 2003, were projections of consolidated operating profit and income before income tax for fiscal years 2004, 2005 and 2006. These projected amounts, which were based on the assumptions set forth in the Disclosure Statements, were as follows:

                                              Forecast 2004                 Forecast               Forecast
                                         (Feb. 1 - Sept. 30 only)             2005                   2006
                                         ------------------------           --------               --------
Operating profit                                  $9,496,000                $15,617,000            $17,969,000
Income before income tax                          $6,730,000                $11,402,000            $13,680,000
•	The Company has made good financial and operating progress since emerging from bankruptcy. The management team remains in place and has reported to the Board on the Company’s improving results since emergence.

The Company’s Chairman Charles McQueary said, “There is virtually no rationale for accepting this offer, which would provide inadequate value for shareholders. We are confident that our continued focus on improving operating results will result in future opportunities to enhance value and liquidity for our shareholders.”

This release contains certain forward-looking statements regarding the outlook for the Company's short-term financial results. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include but are not limited to general business and economic conditions; changes in the selling price of the company's finished products or the purchase price of steel scrap; competitive products and pricing; as well as fluctuations in supply (caused by imports or additional domestic capacity) or demand; changes in the price of supplies, power and natural gas; cost overruns or start-up problems; trade terms; liquidity availability; and potential equipment malfunctions. Any forward-looking statements contained in this document speak only as of the date hereof, and the Company disclaims any intent or obligation to update such forward-looking statements.

Bayou Steel Corporation manufactures light structural and merchant bar products in LaPlace, Louisiana and Harriman, Tennessee. The Company also operates stocking locations along the inland waterway system near Pittsburgh, Chicago and Tulsa.